EXHIBIT 99.1

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PRESS RELEASE                               FOR IMMEDIATE DISTRIBUTION

CONTACT:
Richard Cooper/Robert Schatz
Investor Relations

(516) 829-7111


   FIRSTCOM ANNOUNCES FILING OF PRELIMINARY PROXY MATERIALS, MERGER AGREEMENT
                        AMENDMENT AND RESIGNATION OF CFO

Coral Gables, Florida February 2, 2000 - FirstCom Corporation (NASDAQ: FCLX) ("FirstCom") announced today that it has filed initial preliminary proxy materials with the Securities and Exchange Commission with respect to the special meeting of FirstCom's shareholders to vote on the previously-announced merger transaction with AT&T Latin America Corp. The timing of the meeting depends upon completion of the SEC review process for FirstCom's proxy materials and continued progress on meeting the various conditions to the merger. FirstCom also announced today that FirstCom and AT&T Latin America had amended their merger agreement to extend the outside date by which the merger must be completed from April 30 to May 31, 2000. Mr. Patricio E. Northland, Chairman of the Board, President and CEO of FirstCom commenting on the filing with the SEC said: "We are extremely pleased with our continued progress towards completing our merger with AT&T Latin America. We are all working hard to complete this transaction as soon as possible. We look forward to working with our future partner, AT&T Latin America."

FirstCom also announced today that Douglas G. Geib II, a Director and the Executive VP and CFO has resigned effective today to accept the position as Chairman of the Board, CEO and President of Preadictio Inc. Preadictio is a privately held company that is focused on creating, designing and distributing virtual models that improve decision making. FirstCom indicated that Mr. Geib's resignation would not affect its previously announced merger transaction with AT&T Latin America.

Mr. Jose A. Segrera, who has been FirstCom's Corporate Controller during the past three years, will serve as interim Chief Financial Officer at FirstCom. A search for a new CFO has begun.

Mr. Patricio E. Northland commenting on the departure of Mr. Geib indicated the following "During the past three years Doug has been a terrific partner in helping me build FirstCom into one of the premier emerging next generation communication carriers in Peru, Chile and Colombia. On behalf of myself and my fellow Board members at FirstCom we wish him the best in his future endeavors."

Mr. Douglas G. Geib II, added the following, "Patricio's leadership has provided me excellent insight on how to build a successful entrepreneurial company and I look forward to leveraging this insight and testing my skills as a CEO. I know that under Patricio's leadership FirstCom and AT&T Latin America will continue to have great success in the future. The opportunity to lead Preadictio into the next evolution of content for 21st century Internet service providers presents a great opportunity and I look forward to this new challenge."

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: THE FOREGOING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. THE MATTERS DISCUSSED IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO ECONOMIC, COMPETITIVE, GOVERNMENTAL AND TECHNOLOGICAL FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH READERS ARE URGED TO READ CAREFULLY IN ASSESSING THE FORWARD LOOKING STATEMENTS CONTAINED HEREIN.

THE INFORMATION CONTAINED HEREIN DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES FOR SALE.